Exhibit 5.1

December 8, 2011

Neonode Inc.
Linnegatan 89
SE-115 23 Stockholm
Sweden

RE:	Neonode Inc. Form S-3 Registration Statement and Prospectus Supplement

Ladies and Gentlemen:

We have acted a counsel to Neonode Inc., a Delaware corporation, ("Company"), in connection with (i) the registration statement on Form S-3 (File No. 333-177726) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended ("Act") and declared effective on November 16, 2011; and (ii) the prospectus supplement, dated December 8, 2011 (the "Prospectus Supplement") relating to the issuance and sale of shares pursuant to the Registration Statement.

The Prospectus Supplement relates to (a) the issuance and sale by the Company of up to 3,000,000 shares of the Company's common stock, $0.001 par value, (the "Primary Offering Shares"); and (b) the offer and sale of up to 1,000,000 shares of common stock of the Company held by two selling stockholders, Per Bystedt, Executive Chairman of the Company, and Thomas Eriksson, Chief Executive Officer of the Company, who may sell an additional 600,000  shares if the underwriter exercises its over-allotment option (the “Secondary Offering Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Amended and Restated Certificate of Incorporation, (ii) the Company's By-laws, (iii) the Registration Statement, (iv) the Prospectus Supplement, and (v) such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such documents.

Based on our examination mentioned above and subject to the qualifications stated herein, we are of the opinion that:

1.           The Primary Offering Shares will be, when sold in the manner described in the Prospectus Supplement, validly issued, fully paid and non-assessable.

2.           The Secondary Offering Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the sale of the Primary Offering Shares and the Secondary Offering Shares, and to the use of our name in the Prospectus Supplement, and in any amendment or supplement thereto.

In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,
/s/ SRK Law Offices